The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated May 24, 2021

PRELIMINARY PRICING SUPPLEMENT No. T2080 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 Dated May 24, 2021

Credit Suisse AG $• Trigger Step Securities

Linked to the Performance of the Least Performing of the iShares® MSCI Emerging Markets ETF and an Unequally Weighted Basket of Equity Indices due May 29, 2026

Principal at Risk Securities

Investment Description
These Trigger Step Securities (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between (i) the iShares® MSCI Emerging Markets ETF (the “Underlying ETF”) and (ii) an unequally weighted basket (the “Underlying Basket”), consisting of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index® and the S&P/ASX 200 Index (each, a “Basket Component” and, together, the “Basket Components”). Each of the Underlying ETF and the Underlying Basket is an “Underlying” and together are the “Underlyings.” The Securities will rank pari passu with all of our other senior unsecured obligations. The Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level is the “Least Performing Underlying.” If the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Step Barrier (which is equal to its Initial Underlying Level), Credit Suisse will pay the Principal Amount at maturity plus a return equal to the greater of (i) the Step Return expected to be between 52% and 55% (the actual Step Return will be determined on the Trade Date) and (ii) the Underlying Return of the Least Performing Underlying. If the Final Underlying Level of the Least Performing Underlying is less than its Step Barrier (which is equal to its Initial Underlying Level), Credit Suisse will either pay the full Principal Amount at maturity (if the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold), or, if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. In that case, you will lose a significant portion and possibly all of your investment. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose a significant portion and possibly all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features
❑	Enhanced Growth Potential with Step Return Feature: If the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Step Barrier (which is equal to its Initial Underlying Level), Credit Suisse will pay the Principal Amount at maturity plus a return equal to the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying.

❑	Contingent Repayment of Principal at Maturity: If the Final Underlying Level of the Least Performing Underlying is less than its Step Barrier (which is equal to its Initial Underlying Level) but not less than its Downside Threshold, Credit Suisse will pay you the Principal Amount at maturity. However, if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you an amount less than your full Principal Amount, if anything, resulting in a loss of your principal that is proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Key Dates*
Trade Date*	May 26, 2021
Settlement Date*	May 28, 2021
Final Valuation Date**	May 26, 2026
Maturity Date**	May 29, 2026
*	Expected.

**	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE lEAST PERFORMING UNDERLYING FROM ITS INITIAL UNDERLYING LEVEL TO ITS FINAL UNDERLYING LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION AND POSSIBLY ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

 This pricing supplement relates to Securities linked to the performance of the Least Performing Underlying between the iShares® MSCI Emerging Markets ETF and an unequally weighted basket of equity indices. The Basket Components and the weighting of each Basket Component are set forth in “Key Terms” herein. The indicative Step Return range for the Securities is listed below. The actual Initial Underlying Levels, Step Barriers, Step Return and Downside Thresholds will be determined on the Trade Date. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlyings. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Initial Underlying Levels	Step Barriers	Step Return	Downside Thresholds	CUSIP	ISIN
iShares® MSCI Emerging Markets ETF	•	100% of the Initial Underlying Level	52% to 55%	75% of the Initial Underlying Level	22552Y218	US22552Y2182
An Unequally Weighted Basket of Equity Indices	To be set to 100 on the Trade Date	100% of the Initial Underlying Level		75% of the Initial Underlying Level

Credit Suisse currently estimates the value of each $10 principal amount of the Securities on the Trade Date will be between $9.25 and $9.65 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of the Least Performing of the iShares® MSCI Emerging Markets ETF and an Unequally Weighted Basket of Equity Indices due May 29, 2026	$•	$10	$•	$0.35	$•	$9.65

(1) UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.35 per $10 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplements dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

♦	Product Supplement No. I–B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

♦	Product Supplement No. I–C dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011958/dp130587_424b2-ps1c.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any accompanying product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer on the date the Securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦	You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦	You are willing to forgo any dividends paid on the Underlying ETF or the equity securities included in the Underlying ETF or the Basket Components.

♦	You are willing to hold the Securities to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Securities.

♦	You believe the Underlyings will appreciate over the term of the Securities and you would be willing to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).

♦	You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlyings.

♦	You do not seek current income from your investment.

♦	You understand and accept the risks associated with the Underlying ETF and the Basket Components.

♦	You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You seek an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦	You are unwilling to accept that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦	You prefer to receive the dividends paid on the Underlying ETF or the equity securities included in the Underlying ETF or the Basket Components.

♦	You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You believe that any one of the Underlyings will depreciate during the term of the Securities and is likely to close at or below its Downside Threshold on the Final Valuation Date.

♦	You would be unwilling to invest in the Securities if the Step Return was set equal to the bottom of the range indicated on the cover hereof (the actual Step Return will be set on the Trade Date).

♦	You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlyings.

♦	You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦	You seek current income from your investment.

♦	You do not understand or do not accept the risks associated with the Underlying ETF and the Basket Components.

♦	You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Securities. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Security
Term	Approximately five years. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Underlyings	The iShares® MSCI Emerging Markets ETF (the “Underlying ETF”) and an unequally weighted basket (the “Underlying Basket”)
Underlying Basket	Basket Component	Ticker	Initial Basket Component Level	Weighting
	EURO STOXX 50® Index	SX5E <Index>		40%
	Nikkei 225 Index	NKY <Index>		25%
	FTSE® 100 Index	UKX <Index>		17.50%
	Swiss Market Index®	SMI <Index>		10%
	S&P/ASX 200 Index	AS51 <Index>		7.50%
Step Barrier	For each Underlying, 100% of its Initial Underlying Level.
Downside Threshold	For each Underlying, 75% of its Initial Underlying Level.
Step Return	Expected to be between 52% and 55%. The actual Step Return will be determined on the Trade Date.
Payment at Maturity (per Security)

If the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Step Barrier (which is equal to its Initial Underlying Level), Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × (the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying)]

If the Final Underlying Level of the Least Performing Underlying is less than its Step Barrier (which is equal to its Initial Underlying Level) but equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment of:

$10

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you a cash payment calculated as follows:

$10 + ($10 × Underlying Return of the Least
Performing Underlying)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level	• For the Underlying ETF, the Closing Level of such Underlying on the Trade Date. • For the Underlying Basket, set equal to 100 on the Trade Date.

Investment Timeline

Trade Date	The Initial Underlying Level for the Underlying ETF and the Initial Basket Component Level for each Basket Component is observed, the Step Barrier and Downside Threshold for the Underlying ETF are determined and the Step Return is set.

Maturity Date

For each Underlying, the Final Underlying Level and Underlying Return are determined on the Final Valuation Date.

If the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Step Barrier (which is equal to its Initial Underlying Level), Credit Suisse will pay you a cash payment per Security equal to:

$10 + [$10 × (the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying)]

If the Final Underlying Level of the Least Performing Underlying is less than its Step Barrier (which is equal to its Initial Underlying Level) but equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to $10.

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

Final Underlying Level

•   For the Underlying ETF, the Closing Level of such Underlying on the Final Valuation Date.

•   For the Underlying Basket, the level of the Underlying Basket on the Final Valuation Date, calculated as follows:

100 × [1 + the sum of (each Basket Component Return multiplied by its weighting)]

Basket Component Return

With respect to each Basket Component, the Basket Component Return will be calculated as follows:

Final Basket Component Level – Initial Basket Component Level

Initial Basket Component Level

Where:

“Initial Basket Component Level” is the Closing Level of the applicable Basket Component on the Trade Date. In the event that the Closing Level for any Basket Component is not available on the Trade Date, the Initial Basket Component Level for such Basket Component will be determined on the immediately following trading day on which a Closing Level is available.

“Final Basket Component Level” is the Closing Level of the applicable Basket Component on the Final Valuation Date, as determined by the calculation agent.

Closing Level

•   For the Underlying ETF, the Closing Level of such Underlying on any trading day will be the last reported sale price for one share of such Underlying, regular way, of the principal trading session on such day on the relevant exchange multiplied by the share adjustment factor for such Underlying.

•   For any Basket Component, the Closing Level of any Basket Component on any trading day will be the closing level of such Basket Component on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.

Final Valuation Date(1)	May 26, 2026
Maturity Date(1)	May 29, 2026
Events of Default

With respect to these Securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•   a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP / ISIN	22552Y218 / US22552Y2182

(1)Subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in any relevant accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Relevant Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Lowest Performing Underlying	Least Performing Underlying
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Valuation Date	Final Valuation Date

Key Risks

An investment in the offering of the Securities involves significant risks. This section describes material risks relating to an investment in the Securities. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold, and in such event, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Securities, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Securities to be less at maturity than it is at the time you invest. An investment in the Securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The probability that the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold will depend on the volatility of such Underlying (including the volatility of the Basket Components with respect to the Underlying Basket) — “Volatility” refers to the frequency and magnitude of changes in the level of such Underlying (including the levels of the Basket Components with respect to the Underlying Basket). The greater the expected volatility with respect to an Underlying (including the Basket Components with respect to the Underlying Basket) on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of any Underlying could be less than its Downside Threshold, indicating a higher expected risk of loss on the Securities. The terms of the Securities are set, in part, based on expectations about the volatility of each Underlying (including the Basket Components with respect to the Underlying Basket) as of the Trade Date. The volatility of each Underlying (including the Basket Components with respect to the Underlying Basket) can change significantly over the term of the Securities. The levels of the Underlyings (including the Basket Components with respect to the Underlying Basket) could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings (including the Basket Components with respect to the Underlying Basket) and the potential to lose a significant amount of your principal at maturity.

♦	The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Least Performing Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Underlying Return of the Least Performing Underlying and you may receive less than your initial investment amount even if the level of the Least Performing Underlying is greater than its Downside Threshold at that time. The stated payout on the Securities, including the application of the Downside Threshold and Step Return, applies only if you hold the Securities to maturity.

♦	Your return will be based on the individual return of each Underlying — The Securities will be linked to the individual performance of each Underlying, one of which is the Underlying ETF and one of which is an unequally weighted basket of equity indices. Unlike notes solely linked to a basket of underlyings, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Securities, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	The U.S. federal tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities described herein is respected, there is a substantial risk that a security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

♦	There are risks associated with the Underlying ETF — Although shares of the Underlying ETF are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying ETF or that there will be liquidity in the trading market, whether as a result of market forces, regulatory requirements, sanctions or any other governmental action or ruling. The Underlying ETF is subject to management risk, which is the risk that its investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying ETF’s investment strategy or otherwise, including as a result of regulatory requirements, sanctions or any other governmental action or ruling, its investment advisor may add, delete or substitute the assets held by the Underlying ETF. Any of these actions could adversely affect the price of the shares of the Underlying ETF and consequently the value of the Securities. For additional information about the Underlying ETF, see “The Underlyings” herein.

♦	The performance and market value of the Underlying ETF, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — The Underlying ETF will generally invest in all of the equity securities included in the index tracked by the Underlying ETF (the “Tracked Index”) but may not fully replicate the Tracked Index. There may be instances where the Underlying ETF’s investment advisor may choose to overweight another stock in the Tracked Index for the Underlying ETF, purchase securities not included in the Tracked Index for the Underlying ETF that its investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of its Tracked Index. Finally, because the shares of the Underlying ETF are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying ETF may differ from the net asset value per share of the Underlying ETF.

During periods of market volatility, securities held by the Underlying ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying ETF and the liquidity of the Underlying ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying ETF. As a result, under these circumstances, the market value of shares of the Underlying ETF may vary substantially from the net asset value per share of the Underlying ETF. For these reasons, the performance of the Underlying ETF may not correlate with the performance of its Tracked Index. For additional information about the Underlying ETF, see “The Underlyings” herein.

♦	Foreign securities markets risk — Some or all of the assets included in the Underlying ETF and the Basket Components are issued by foreign companies and trade in foreign securities markets. Investments in the Securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Underlying ETF and the Basket Components may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Underlying ETF and the Basket Components, and therefore the performance of the Underlying ETF and the Basket Components and the value of the Securities.

♦	Emerging markets risk — The Underlying ETF is exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the Securities.

♦	Currency exchange risk — Because the prices of the equity securities included in the Underlying ETF are converted into U.S. dollars for purposes of calculating the level of the Underlying ETF, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Underlying ETF trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the Underlying ETF, the level of the Underlying ETF and the value of the Securities.

♦	The Closing Levels of the Basket Components will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the equity securities included in the Basket Components are traded in foreign currencies and the Securities are denominated in U.S. Dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. Dollar and the currencies in which the equity securities included in each of the Basket Components are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. Dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Changes in the values of the Basket Components may offset each other — Movements in the level of the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the level of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Underlying Return of the Underlying Basket, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

♦	The Basket Components are not equally weighted — The Securities are linked to a basket of equity indices and the Basket Components have significantly different weights in determining the value of the Underlying Basket. The same percentage change in any two Basket Components could therefore have different effects on the Final Underlying Level of the Underlying Basket because of the unequal weighting. For example, if the weighting of one Basket Component is greater than the weighting of the other Basket Component, a 5% decrease from the Initial Basket Component Level to the Final Basket Component Level of the Basket Component with the greater weighting will have a greater impact on the Final Underlying Level of the Underlying Basket than a 5% increase from the Initial Basket Component Level to the Final Basket Component Level of the Basket Component with the lesser weighting.

♦	No ownership rights relating to the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned shares of the Underlying ETF or the equity securities that comprise the Underlying ETF or the Basket Components. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return you would receive based on a purchase of shares of the Underlying ETF or the equity securities that comprise the Underlying ETF or the Basket Components.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlying ETF or the equity securities that comprise the Underlying ETF or the Basket Components. Further, the performance of the Basket Components will not include these dividends or distributions and does not contain a “total return” feature.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying ETF. However, an adjustment will not be required in response to all events that could affect the Underlying ETF. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in any relevant accompanying product supplement.

♦	Government regulatory action, including legislative acts and executive orders, could result in material changes to an Underlying and could negatively affect your return on the Securities — Government regulatory action, including legislative acts and executive orders, could materially affect an Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the Securities.

Risks Relating to the Issuer

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

Risks Relating to Conflicts of Interest

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Securities, including in the Underlying ETF or instruments related to the Underlying ETF or the Basket Components. We, any dealer or our or their respective affiliates may also trade in the Underlying ETF or instruments related to the Underlying ETF or the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

♦	Unpredictable economic and market factors will affect the value of the Securities — The payout on the Securities can be replicated using a combination of the components described in “The estimated value of the Securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Underlying ETF or any Basket Component, the terms of the Securities at issuance and the value of the Securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying ETF or the Basket Components;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Securities;

o	the dividend rate on the equity securities included in the Underlying ETF or the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlying ETF or the Basket Components or markets generally and which may affect the levels of the Underlying ETF or the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Hypothetical Examples of How the Securities Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below (the actual terms for the Securities offering will be determined on the Trade Date). Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Securities per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Five years
Step Barrier:	For each Underlying, 100% of its hypothetical Initial Underlying Level
Downside Threshold:	For each Underlying, 75% of its hypothetical Initial Underlying Level
Step Return:	52% (the bottom of the expected range of 52% to 55%)

Example 1— The level of the Least Performing Underlying increases by 70% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Least Performing Underlying is greater than the Step Return, and the Payment at Maturity is calculated as follows:

$10 + [$10 × (the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying)]

$10 + [$10 × (the greater of (i) 52% and (ii) 70%)]

Payment at Maturity = $10 + ($10 × 70%) = $17

Because the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Step Barrier (which is equal to its Initial Underlying Level) and the Underlying Return of the Least Performing Underlying is equal to 70%, the Payment at Maturity is equal to $17 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 70%.

Example 2— The level of the Least Performing Underlying increases by 10% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Least Performing Underlying is greater than or equal to zero but less than the Step Return, and the Payment at Maturity is calculated as follows:

$10 + [$10 × (the greater of (i) the Step Return and (ii) the Underlying Return of the Least Performing Underlying)]

$10 + [$10 × (the greater of (i)52% and (ii) 10%)]

Payment at Maturity = $10 + ($10 × 52%) = $15.20

Because the Final Underlying Level of the Least Performing Underlying is greater than or equal to its Step Barrier (which is equal to its Initial Underlying Level) and the Underlying Return of the Least Performing Underlying is equal to 10%, the Payment at Maturity is equal to $15.20 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 52%.

Example 3— The level of the Least Performing Underlying decreases by 20% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Least Performing Underlying is negative, and the Payment at Maturity is calculated as follows:

Underlying Return of the Least Performing Underlying = -20%

Payment at Maturity = $10

Because the Final Underlying Level of the Least Performing Underlying is less than its Step Barrier (which is equal to its Initial Underlying Level) but equal to or greater than its Downside Threshold, Credit Suisse will pay you a Payment at Maturity equal to $10 per $10 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 4— The level of the Least Performing Underlying decreases by 60% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Least Performing Underlying is negative, and the Payment at Maturity is calculated as follows:

Underlying Return of the Least Performing Underlying = -60%

Payment at Maturity = $10 + ($10 × -60%) = $4

Because the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Securities will be fully exposed to any decline in the level of the Least Performing Underlying as of the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4 per $10 Principal Amount of Securities, resulting in a total loss on the Securities of 60%.

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Securities will be fully exposed to any decline in the Least Performing Underlying, and you will lose a significant portion and possibly all of your Principal Amount at maturity.

Hypothetical Payment at Maturity (per Security)

The table below illustrates, for a $10 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Underlying Level of the Least Performing Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Underlying Return	Return on the Securities	Payment at Maturity per Security
100%	100%	$20
90%	90%	$19
80%	80%	$18
70%	70%	$17
60%	60%	$16
52%	52%	$15.20
50%	52%	$15.20
40%	52%	$15.20
30%	52%	$15.20
20%	52%	$15.20
10%	52%	$15.20
0%	52%	$15.20
−10%	0%	$10
−20%	0%	$10
−25%	0%	$10
−26%	−26%	$7.40
−30%	−30%	$7
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The Underlying ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF from publicly available information. Such information reflects the policies of, and is subject to change by, BlackRock Fund Advisors, which maintains and manages the iShares® MSCI Emerging Markets ETF and acts as investment advisor to the iShares® MSCI Emerging Markets ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the iShares® MSCI Emerging Markets ETF.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks to track the investment results of the MSCI Emerging Markets Index, which is designed to measure equity market performance in the global emerging markets.

iShares, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. Information filed by iShares, Inc. with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 033-97598 and 811-09102. Shares of the iShares® MSCI Emerging Markets ETF are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement, the underlying supplement, any accompanying product supplement, the prospectus supplement or the prospectus.

The Underlying Basket

For additional information on the Basket Components, see “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index,” “The Reference Indices—The Nikkei 225 Index,” “The Reference Indices—The FTSE Russell Indices—The FTSE® 100 Index,” “The Reference Indices—The Swiss Market Index®” and “The Reference Indices—The S&P Dow Jones Indices—The S&P/ASX 200 Index” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings (including the Basket Components with respect to the Underlying Basket), based on the relevant Closing Levels from January 4, 2016 through May 20, 2021. The actual Step Barrier and Downside Threshold for each Underlying will be based on the relevant Closing Levels on the Trade Date. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

Historical Information

The Closing Level of the iShares® MSCI Emerging Markets ETF on May 20, 2021 was $53.76. The solid red line on the iShares® MSCI Emerging Markets ETF graph represents its hypothetical Step Barrier. The solid green line on the iShares® MSCI Emerging Markets ETF graph represents its hypothetical Downside Threshold.

The graph of the historical Underlying Basket performance assumes the level of the Underlying Basket on May 20, 2021 was 100 and the weightings for each Basket Component were as set forth in “Key Terms” herein. The solid red line on the Underlying Basket graph represents its hypothetical Step Barrier. The solid green line on the Underlying Basket graph represents its hypothetical Downside Threshold.

The Closing Level of the EURO STOXX 50® Index on May 20, 2021 was 3999.91.

The Closing Level of the Nikkei 225 Index on May 20, 2021 was 28098.25.

The Closing Level of the FTSE® 100 Index on May 20, 2021 was 7019.79.

The Closing Level of the Swiss Market Index® on May 20, 2021 was 11152.08.

The Closing Level of the S&P/ASX 200 Index on May 20, 2021 was 7019.563.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Underlying ETF and the Underlying Basket from January 4, 2016 through May 20, 2021, based on the relevant daily Closing Levels. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 4, 2016 by dividing the Closing Level of that Underlying ETF or Basket Component on each day by the Closing Level of that Underlying ETF or Basket Component on January 4, 2016 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the Underlying ETF and the Underlying Basket

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Step Barrier or Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Step Barrier or Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Step Return for the Securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Securities are set.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as described herein is respected, there is a substantial risk that your purchase of a security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts that are Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.35 per $10 principal amount of Securities. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.